Exhibit 99.1

Healthpeak PropertiesTM Reports Fourth Quarter and Year Ended 2019 Results
IRVINE, CA, February 11, 2020 -- Healthpeak Properties, Inc. (NYSE: PEAK) today announced results for the fourth quarter and full year ended December 31, 2019.
FOURTH QUARTER 2019 FINANCIAL PERFORMANCE AND RECENT HIGHLIGHTS

–	Net income of $0.09 per share, NAREIT FFO of $0.39 per share, FFO as Adjusted of $0.44 per share and blended Total Portfolio SPP Cash NOI growth of 3.6%

–	Executed a definitive agreement to acquire The Post, a 426,000 square foot life science property located within the Route 128 submarket of Boston, Massachusetts, for $320 million

–	Signed leases totaling 122,000 square feet at Healthpeak’s 75 Hayden development project in Boston, Massachusetts

–	Executed an agreement with Capital Senior Living ("CSU") to convert the six properties in the master lease maturing 2026 into a RIDEA structure and immediately market those properties for sale

–	Previously announced Life Science transactions:

•	In December 2019, closed on the $333 million acquisition of 35 CambridgePark Drive in the West Cambridge Boston submarket

•	Commenced construction on a $164 million life science development project, The Boardwalk, located in the Torrey Pines life science cluster in San Diego

•	Executed a long-term lease with Janssen BioPharma, Inc., part of the Johnson & Johnson Family of Companies, for approximately 60% of Phase II of The Shore at Sierra Point

•	Executed a lease amendment and extension with Amgen at Healthpeak's Britannia Oyster Point campus in South San Francisco

–	Previously announced Senior Housing transactions:

•
Entered into an agreement with Oakmont Senior Living (“Oakmont”) that provides Healthpeak the option to acquire up to 24 of Oakmont's senior housing development properties as completed and stabilized over the next four years

•
In January 2020, closed on the transactions with Brookdale Senior Living (“Brookdale”) related to the acquisition of Brookdale's 51% interest in 13 CCRCs for $641 million (which includes payment of a $100 million management termination fee) and the sale of the 18-property triple-net portfolio for $405 million

•
In December 2019, closed on a $790 million sovereign wealth fund senior housing joint venture ("SWF SH JV") in which Healthpeak sold a 46.5% interest in a 19-property senior housing operating portfolio managed by Brookdale to a sovereign wealth fund

•	In December 2019, closed on the sale of the remaining 49% interest in Healthpeak's U.K. holdings, which resulted in $91 million of net proceeds

–	Previously announced Medical Office transactions:

•	Added an on-campus medical office development in Nashville with a total estimated spend of $49 million to Healthpeak’s development program with HCA Healthcare (“HCA”)

–	Issued $750 million of 3.00% senior unsecured notes due 2030 and prepaid Healthpeak's $350 million 4.00% senior unsecured notes due 2022

–
Completed public offering of 15.6 million shares of common stock for gross proceeds of $547 million and sold 7.5 million shares of common stock under the ATM equity program, raising gross proceeds of $250 million

–	Appointed Sara Grootwassink Lewis as an independent director to Healthpeak’s Board of Directors

–	Welcomed Justin Hill to our team to lead Medical Office business development

–
Named to the CDP Leadership Band with a score of A-, as well as the Dow Jones Sustainability Index for the seventh consecutive year; received NAREIT's Dividends Through Diversity Award; received the Green Star designation from GRESB for the eighth year, and named to Bloomberg Gender-Equality Index, Investors’ Business Daily’s Top 50 ESG Companies list and Newsweek’s list of America’s Most Responsible Companies

–
Completed a comprehensive review of, and certain revisions to, Healthpeak's Senior Housing Operating Portfolio Same-Store policies. SHOP same-store policy details, rationale and pro forma impact can be found on the "Investor Presentations" section of our website at https://ir.healthpeak.com/investor-presentations

FULL YEAR 2019 HIGHLIGHTS

–	Net income of $0.09 per share, NAREIT FFO of $1.59 per share, FFO as Adjusted of $1.76 per share and blended Total Portfolio SPP Cash NOI growth of 3.7%

–	Changed name to Healthpeak Properties, Inc., ticker symbol to “PEAK” and website URL to www.healthpeak.com

–	Announced $2.7 billion of investments including:

•	$1.4 billion of senior housing acquisitions

•	$1.1 billion of life science acquisitions and estimated incremental development spending at The Boardwalk

•	$166 million of estimated incremental medical office development spending through Healthpeak’s program with HCA

–
Announced $1.4 billion of senior housing dispositions, including the $274 million sale of Healthpeak's direct financing lease interests in 13 non-core senior housing properties to Prime Care, LLC and its affiliates

–	Improved operator diversification and the quality of Healthpeak’s senior housing portfolio

•	Converted 39 triple-net leased assets to RIDEA (35 Sunrise, 4 Oakmont)

•	Renewed master lease with Aegis Senior Living and amended the lease with Harbor Retirement Associates

•	Reduced Brookdale concentration to 6%

–	Continued to deliver development projects on-time and on-budget, with significant pre-leasing prior to delivery

•	Delivered Phase III of The Cove in South San Francisco, representing 324,000 square feet of Class A life science space that is 100% leased

•	Delivered a 90,000 square foot on-campus medical office building at Grand Strand Medical Center, which was 71% leased upon delivery

–	Sold $1.4 billion of equity through a public follow-on offering and our ATM equity program

–	Directly issued or settled previous forward sales agreements for 26.7 million shares, resulting in net proceeds of $782 million

–	Issued $2.1 billion of long-term senior unsecured notes, with proceeds used to refinance near-term debt, including $1.7 billion of senior unsecured notes

–	Upsized revolving credit facility to $2.5 billion and originated a $250 million unsecured term loan facility

–	Established a $1 billion unsecured commercial paper program with $93 million outstanding at year end

–	Upgraded by Moody’s to Baa1 (stable) in January and by Fitch to BBB+ (stable) in October

–	Added one new director in 2019 and decreased average director tenure to 5 years

FOURTH QUARTER COMPARISON

	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss), diluted	$43,200	$0.09	$831,965	$1.73
NAREIT FFO, diluted	195,892	0.39	195,187	0.41
FFO as Adjusted, diluted	220,400	0.44	202,115	0.43
FAD, diluted	170,641		168,001

FULL YEAR COMPARISON

	Year Ended December 31, 2019		Year Ended December 31, 2018
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss), diluted	$43,987	$0.09	$1,065,343	$2.24
NAREIT FFO, diluted	786,899	1.59	780,189	1.66
FFO as Adjusted, diluted	870,748	1.76	857,035	1.82
FAD, diluted	752,411		746,397

NAREIT FFO, FFO as Adjusted, FAD, and SPP Cash NOI are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts (see the "Funds From Operations" and "Funds Available for Distribution" sections of this release for additional information). See "December 31, 2019 Discussion and Reconciliation of Non-GAAP Financial Measures” for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP on the Investor Relations section of our website at http://ir.healthpeak.com/quarterly-results.

SAME PROPERTY PORTFOLIO OPERATING SUMMARY
The table below outlines the year-over-year three month and twelve month SPP Cash NOI growth:

Year-Over-Year Total SPP Cash NOI Growth
	% of Total Full Year SPP	Three Month	Full Year(1)
Medical office	44.1%	2.7%	3.0%
Life science	31.5%	5.3%	6.2%
Senior housing	17.2%	3.3%	1.5%
Other non-reportable segments ("Other")	7.1%	2.7%	2.6%
Total Portfolio	100.0%	3.6%	3.7%
(1) Full year SPP for Senior housing and Total Portfolio would have been (0.9%) and 3.0%, respectively, if the properties contributed to the SWF SH JV had remained in SPP.
LIFE SCIENCE ACQUISITION
In January 2020, Healthpeak executed a definitive agreement to acquire a $320 million, 426,000 square foot Class A life science campus known as The Post, located in Waltham, within the Route 128 submarket of Boston, Massachusetts and less than one mile from Healthpeak’s Hayden Research Campus. The 36-acre campus is 100% leased to four well-established biopharmaceutical and innovation companies, with a weighted average lease term of 11 years and contractual annual escalations of approximately 3%. With an expansive physical footprint and superior build quality, The Post is seeking LEED® certification. The acquisition strengthens Healthpeak’s presence in the Boston market, expanding its footprint to 1.8 million square feet (including Healthpeak's active and near-term development pipeline). Additionally, the property has the potential for increased density which may be considered at a future date.
The stabilized cash and GAAP capitalization rates are 5.1% and 6.5%, respectively. The acquisition is expected to close in the second quarter of 2020.
HAYDEN RESEARCH CAMPUS DEVELOPMENT LEASING ACTIVITY
In January 2020, Healthpeak and its partner King Street Properties, signed two leases totaling 122,000 square feet at its $160 million 75 Hayden development in Boston, Massachusetts. Each 10-year lease is with a publicly-traded biotech company. The 214,000 square foot Class A development project is now 57% pre-leased with both tenants expected to assume occupancy in the fourth quarter of this year.
75 Hayden is located within Healthpeak’s Hayden Research campus, which will encompass approximately 600,000 square feet of state-of-the-art life science space in the Boston suburb of Lexington.
CAPITAL SENIOR LIVING ("CSU") AGREEMENT
In February 2020, Healthpeak executed an agreement with CSU to convert the six properties in the master lease due 2026 into a RIDEA structure effective February 1, 2020. The annual rent on the properties is currently $4.4 million, and the underlying EBITDAR was $3.7 million for the trailing twelve months ended December 31, 2019. Healthpeak is actively marketing the six properties for sale and expects to close on the dispositions in the next six to twelve months.
In October 2019, Healthpeak entered into an agreement for the early termination of a separate nine-property master lease with CSU, originally scheduled to mature in October 2020. As part of the agreement, Healthpeak converted one property from a triple-net lease to RIDEA and transitioned management to Discovery Senior Living. Healthpeak is marketing the remaining eight assets for sale.
Upon completion of these transactions, Healthpeak will have no investments with CSU.
PREVIOUSLY ANNOUNCED LIFE SCIENCE TRANSACTIONS
35 CAMBRIDGEPARK DRIVE

In December 2019, Healthpeak closed on the $333 million acquisition of 35 CambridgePark Drive, a 224,000 square foot, LEED® Gold® laboratory building located in the Cambridge submarket of Boston, Massachusetts. The transaction represents year one cash and GAAP capitalization rates of 4.8% and 5.7%, respectively. The newly built and 100% leased property is adjacent to Healthpeak's recently acquired property at 87 CambridgePark Drive and future development opportunity at 101 CambridgePark Drive. Combined, Healthpeak has created up to 440,000 square feet of contiguous space across a modern campus.
THE BOARDWALK LIFE SCIENCE DEVELOPMENT
In December 2019, Healthpeak announced the addition of a $164 million life science project to its development pipeline. The Boardwalk, totaling 190,000 square feet, is located on Science Center Drive in the Torrey Pines life science cluster in San Diego. The campus will combine three adjacent Healthpeak holdings, activating two land sites through 105,000 square feet of ground-up development that will flank both sides of an existing 85,000 square foot property that will also be redeveloped. Construction at The Boardwalk commenced in the fourth quarter, with expected occupancy in the second quarter of 2021. Upon stabilization, the campus is projected to generate an estimated yield on cost of 7%. A copy of the corresponding press release with additional details is available on the Investor Relations section of our website at http://ir.healthpeak.com.
LIFE SCIENCE LEASING ACTIVITY
In January 2020, Healthpeak announced it executed a long-term lease with Janssen BioPharma, Inc., part of the Johnson & Johnson Family of Companies, for approximately 60% of Phase II of The Shore at Sierra Point. The lease is expected to commence in January 2022, upon completion of construction. Janssen BioPharma, Inc. has expansion rights under the lease that can be exercised over the course of 2020. Healthpeak also designed and entitled additions to the project such that Phase II of The Shore at Sierra Point will represent approximately 298,000 square feet, an increase from the initial plan for 266,000 square feet.
In December 2019, Healthpeak announced a lease amendment and extension with Amgen at Healthpeak's Britannia Oyster Point campus in South San Francisco. This campus consists of ten buildings totaling over 900,000 square feet of Class-A life science space. Amgen currently leases space in seven of the ten buildings, three of which are subleased by Amgen to third parties. The amendment provides Amgen the ability to extend the leases at three of the buildings it currently occupies through 2029, while at the same time providing Amgen flexibility to terminate its occupancy in these buildings at earlier dates subject to advance notice requirements.
Copies of the corresponding press releases with additional details are available on the Investor Relations section of our website at http://ir.healthpeak.com.
PREVIOUSLY ANNOUNCED SENIOR HOUSING TRANSACTIONS
OAKMONT PURCHASE OPTION AGREEMENT
In December 2019, Healthpeak and Oakmont entered into an agreement that provides Healthpeak the option to acquire up to 24 of Oakmont's senior housing development properties upon stabilization (the "Development Properties"). The Development Properties are concentrated in California and have a projected value of approximately $1.3 billion in the aggregate. The acquisition options are expected to be offered in tranches between 2020 and 2023. Once offered, Healthpeak has the option to acquire each applicable tranche of the Development Properties based on a pre-determined pricing formula with a projected year-one cash capitalization rate equal to 5.5%. A copy of the corresponding press release with additional details is available on the Investor Relations section of our website at http://ir.healthpeak.com.
BROOKDALE CCRC AND TRIPLE-NET TRANSACTIONS
In January 2020, Healthpeak closed on the previously announced transactions with Brookdale related to the 15-property CCRC joint venture and the 43-property triple-net portfolio.
Key transaction highlights are as follows:

•
Healthpeak acquired Brookdale’s 51% interest in 13 CCRCs with 6,383 units and 570 acres of land for $541 million, plus payment of $100 million management termination fee, and transitioned management of the CCRCs to Life Care Services

•	Healthpeak sold 18 triple-net properties to Brookdale for $405 million

•	Healthpeak will terminate the triple-net lease related to one property and transition it to a SHOP structure with Life Care Services

•
Healthpeak restructured the remaining 24 triple-net properties operated by Brookdale, that were in 11 separate lease pools, into a single master lease with a December 31, 2027 maturity date and a 2.4% annual rent escalator

Additional details can be found in the October 1, 2019 press release, the "Healthpeak Brookdale Transaction Update – October 30, 2019" presentation and the "Guidance Addendum" presentation on the Investor Presentations section of our website at https://ir.healthpeak.com/investor-presentations.
SOVEREIGN WEALTH FUND SENIOR HOUSING JOINT VENTURE TRANSACTION
In December 2019, Healthpeak closed on a $790 million SWF SH JV in which Healthpeak sold a 46.5% interest in a 19-property senior housing operating portfolio managed by Brookdale to a sovereign wealth fund. The properties consist of 3,366 units and are located in Texas, Colorado, Illinois, Tennessee and Maryland, with an average age of 23 years.
U.K. PORTFOLIO SALE
In December 2019, Healthpeak closed on the sale of its remaining 49% interest in its U.K. holdings to Omega Healthcare Investors, Inc. for net proceeds of approximately $91 million.
PREVIOUSLY ANNOUNCED MEDICAL OFFICE TRANSACTIONS
MEDICAL OFFICE DEVELOPMENT PROGRAM WITH HCA
As part of the development program with HCA, Healthpeak signed a definitive agreement on an additional development project located on the TriStar Centennial Medical Center Campus in Nashville, TN. The 172,000 square foot six-story Class A medical office building has an estimated spend of $49 million. The project is 45% pre-leased and construction is expected to commence in the first quarter of 2020.
LEADERSHIP ANNOUNCEMENT
In January 2020, Justin Hill joined Healthpeak as Senior Vice President - Medical Office Properties. Mr. Hill will report to Healthpeak's President and Chief Investment Officer, Scott Brinker, and will be responsible for business development in Healthpeak’s Medical Office segment. He joins Healthpeak from JLL, a leading global commercial real estate services company, where he served as Executive Vice President, Healthcare Capital Markets. Prior to joining JLL, Mr. Hill worked at Welltower Inc. from 2008 to 2018, most recently serving as Senior Vice President - Business Development. A copy of the corresponding press release with additional details is available on the Investor Relations section of our website at http://ir.healthpeak.com.
BALANCE SHEET AND CAPITAL MARKET ACTIVITIES
SENIOR UNSECURED NOTES
In November 2019, Healthpeak completed a public offering of $750 million 3.00% senior unsecured notes due 2030. Net proceeds from the offering were used: (i) to redeem all of Healthpeak's outstanding $350 million 4.00% senior unsecured notes due December 2022, (ii) to repay outstanding borrowings under its revolving credit facility, (iii) to repay its outstanding commercial paper, and (iv) for other general corporate purposes. Healthpeak recorded a loss on debt extinguishment of approximately $22 million in the fourth quarter.
EQUITY CAPITAL MARKETS
From November 2019 through January 2020, Healthpeak sold 23.1 million shares of common stock on a forward basis, for gross proceeds of $797 million:

•	In December 2019, Healthpeak completed a public follow-on offering of 15.6 million shares of common stock priced at $35.00 per share, for gross proceeds of $547 million

•	From November 2019 through January 2020, Healthpeak sold 7.5 million shares of common stock under the ATM equity program, for gross proceeds of $250 million

As of February 7, 2020, Healthpeak had 32 million shares outstanding under forward contracts, equivalent to approximately $1 billion. Healthpeak expects to settle the forward contracts and use the proceeds during 2020 to fund acquisition activities, including the Brookdale transactions and The Post, and development spending.
REVOLVING CREDIT FACILITY AND COMMERCIAL PAPER PROGRAM
As of February 7, 2020, Healthpeak had no outstanding balance under its revolving credit facility and $480 million outstanding under its commercial paper program, resulting in over $2 billion of remaining borrowing capacity.
BOARD OF DIRECTORS APPOINTMENT
On November 5, 2019, Healthpeak appointed Sara Grootwassink Lewis as an independent director to its Board, leveraging her corporate finance and capital markets expertise, as well as over 15 years of boardroom experience.  She has served on several public company boards, and currently is a director of both Sun Life Financial and Weyerhaeuser Company.  Ms. Lewis has also been part of executive management at public REITs.  Her appointment expands Healthpeak’s Board to eight directors, with an average director tenure of approximately five years.  A copy of the press release announcing Ms. Lewis’ appointment, along with additional details, is available on the Investor Relations section of our website at http://ir.healthpeak.com.
DIVIDEND
On January 30, 2020, Healthpeak announced that its Board declared a quarterly cash dividend of $0.37 per common share. The dividend will be paid on February 28, 2020 to stockholders of record as of the market close on February 18, 2020.
SUSTAINABILITY
Healthpeak’s position as a leader in environmental, social and governance (ESG) performance has been recognized by various organizations around the world. For the seventh consecutive year, Healthpeak has been named to CDP's Leadership Band with a score of A-, as well as Dow Jones’ North America Sustainability Index for demonstrating best-in-class sustainable business practices. Additionally, for the eighth consecutive year, Healthpeak has received the Green Star designation from GRESB for excellence in sustainability implementation and transparency. Healthpeak was also named to Bloomberg Gender-Equality Index, Investors’ Business Daily’s Top 50 ESG Companies list and Newsweek’s list of America’s Most Responsible Companies. Healthpeak also received NAREIT’s Dividends Through Diversity Award. More information about Healthpeak’s sustainability efforts, including a link to our eighth annual Sustainability Report, is available on our website at www.healthpeak.com/corporate-responsibility/.

2020 GUIDANCE
You can find a detailed presentation outlining guidance assumptions and other important information in the Guidance Addendum posted to the "Investor Presentations" section of our website at https://ir.healthpeak.com/investor-presentations.
For full year 2020, we have established the following guidance ranges:

•	Diluted earnings per common share to range between $0.70 to $0.76

•	Diluted NAREIT FFO per share of $1.64 to $1.70

•	Diluted FFO as Adjusted per share of $1.77 to $1.83

•	Blended Total Portfolio Same-Store Cash NOI growth of 2.00% to 3.00%
Key Assumptions

•	Components to initial blended Total Portfolio Same-Store Cash NOI guidance:

▪	Medical Office: 1.75% to 2.75%

▪	Life Science: 4.00% to 5.00%

▪	Senior Housing: (1.00%) to 1.00%

▪	Other: 1.75% to 2.50%

•	Senior Housing Same-Store Cash NOI: At the mid-point, assumes triple-net portfolio growth of 2.50% and SHOP growth of (2.50%)
These estimates do not reflect the potential impact from unannounced future transactions other than capital recycling activities. For additional details and information regarding these estimates, see the 2020 Guidance section of our corresponding Supplemental Report and the Discussion and Reconciliation of Non-GAAP Financial Measures, which are both available in the Investor Relations section of our website at http://ir.healthpeak.com.
COMPANY INFORMATION
Healthpeak has scheduled a conference call and webcast for Wednesday, February 12, 2020, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to present its performance and operating results for the fourth quarter and full year ended December 31, 2019. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The conference ID number is 5416031. You may also access the conference call via webcast in the Investor Relations section of our website at http://ir.healthpeak.com. An archive of the webcast will be available on Healthpeak's website through February 12, 2021, and a telephonic replay can be accessed through February 27, 2020, by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering conference ID number 10137451. Our Supplemental Report for the current period is also available, with this earnings release, in the Investor Relations section of our website.
ABOUT HEALTHPEAK
Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth. For more information regarding Healthpeak, visit www.healthpeak.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectation as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "target," "forecast," "plan," "potential," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof.  Examples of forward-looking statements include, among other things: (i) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions, leasing activity, capital recycling plans, financing activities, or other transactions discussed in this release; (ii) the payment of a quarterly cash dividend; and (iii) all statements and assumptions under the heading "2020 Guidance," including without limitation with respect to expected net income, NAREIT FFO per share, FFO as Adjusted per share, Same-Store Cash NOI growth and other financial projections and assumptions, as well as comparable statements included in other sections of this release.  Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations.  While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained.  Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict.  These risks and uncertainties include, but are not limited to: the financial condition of our existing and future tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; the ability of our existing and future tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and manage their expenses in order to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; our concentration in the healthcare property sector, particularly in senior housing, life sciences and medical office buildings, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; operational risks associated with third party management contracts, including the additional regulation and liabilities of our RIDEA lease structures; the effect on us and our tenants and operators of legislation, executive orders and other legal requirements, including compliance with the Americans with Disabilities Act, fire, safety and health regulations, environmental laws, the Affordable Care Act, licensure, certification and inspection requirements, and laws addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements or fines for noncompliance; our ability to identify replacement tenants and operators and the potential renovation costs and regulatory approvals associated therewith; the risks associated with property development and redevelopment, including costs above original estimates, project delays and lower occupancy rates and rents than expected; the potential impact of uninsured or underinsured losses; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; competition for the acquisition and financing of suitable healthcare properties as well as competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; our or our counterparties’ ability to fulfill obligations, such as financing conditions and/or regulatory approval requirements, required to successfully consummate acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions or other transactions; our ability to achieve the benefits of acquisitions or other investments within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; our ability to foreclose on collateral securing our real estate-related loans; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic and other conditions; our ability to manage our indebtedness level and changes in the terms of such indebtedness; competition for skilled management and other key personnel; our reliance on information technology systems and the potential impact of system failures, disruptions or breaches; our ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings.  Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

CONTACT
Barbat Rodgers
Senior Director – Investor Relations
949-407-0400

Healthpeak Properties, Inc.
Consolidated Balance Sheets
In thousands, except share and per share data

	December 31, 2019	December 31, 2018
Assets
Real estate:
Buildings and improvements	$11,120,039	$10,877,248
Development costs and construction in progress	692,336	537,643
Land	1,992,602	1,637,506
Accumulated depreciation and amortization	(2,771,922)	(2,842,947)
Net real estate	11,033,055	10,209,450
Net investment in direct financing leases	84,604	713,818
Loans receivable, net	190,579	62,998
Investments in and advances to unconsolidated joint ventures	825,515	540,088
Accounts receivable, net of allowance of $4,565 and $5,127	59,417	48,171
Cash and cash equivalents	144,232	110,790
Restricted cash	40,425	29,056
Intangible assets, net	331,693	305,079
Assets held for sale, net	504,394	108,086
Right-of-use asset, net	172,486	—
Other assets, net	646,491	591,017
Total assets	$14,032,891	$12,718,553

Liabilities and Equity
Bank line of credit and commercial paper	$93,000	$80,103
Term loan	248,942	—
Senior unsecured notes	5,647,993	5,258,550
Mortgage debt	276,907	138,470
Other debt	84,771	90,785
Intangible liabilities, net	74,991	54,663
Liabilities of assets held for sale, net	36,369	1,125
Lease liability	156,611	—
Accounts payable and accrued liabilities	456,153	391,583
Deferred revenue	289,680	190,683
Total liabilities	7,365,417	6,205,962
Commitments and contingencies
Common stock, $1.00 par value: 750,000,000 shares authorized; 505,221,643 and 477,496,499 shares issued and outstanding	505,222	477,496
Additional paid-in capital	9,183,892	8,398,847
Cumulative dividends in excess of earnings	(3,601,199)	(2,927,196)
Accumulated other comprehensive income (loss)	(2,857)	(4,708)
Total stockholders' equity	6,085,058	5,944,439

Joint venture partners	378,061	391,401
Non-managing member unitholders	204,355	176,751
Total noncontrolling interests	582,416	568,152
Total equity	6,667,474	6,512,591

Total liabilities and equity	$14,032,891	$12,718,553

Healthpeak Properties, Inc.
Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenues:
Rental and related revenues	$314,059	$298,790	$1,222,078	$1,237,236
Resident fees and services	210,479	127,826	727,980	544,773
Income from direct financing leases	4,177	13,945	37,481	54,274
Interest income	2,976	1,358	9,844	10,406
Total revenues	531,691	441,919	1,997,383	1,846,689

Costs and expenses:
Interest expense	58,120	54,717	225,619	266,343
Depreciation and amortization	190,798	130,759	659,989	549,499
Operating	248,382	177,413	879,370	705,038
General and administrative	21,521	21,510	92,966	96,702
Transaction costs	1,569	1,684	8,743	10,772
Impairments (recoveries), net	110,284	36,080	225,937	55,260
Total costs and expenses	630,674	422,163	2,092,624	1,683,614
Other income (expense):
Gain (loss) on sales of real estate, net	4,193	763,774	22,900	925,985
Loss on debt extinguishments	(22,213)	(263)	(58,364)	(44,162)
Other income (expense), net	157,296	50,333	182,129	13,316
Total other income (expense), net	139,276	813,844	146,665	895,139

Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	40,293	833,600	51,424	1,058,214
Income tax benefit (expense)	5,679	2,935	17,262	17,854
Equity income (loss) from unconsolidated joint ventures	1,387	(2,152)	(8,625)	(2,594)

Net income (loss)	47,359	834,383	60,061	1,073,474
Noncontrolling interests' share in earnings	(3,839)	(2,835)	(14,531)	(12,381)
Net income (loss) attributable to Healthpeak Properties, Inc.	43,520	831,548	45,530	1,061,093
Participating securities' share in earnings	(320)	(2,223)	(1,543)	(2,669)
Net income (loss) applicable to common shares	$43,200	$829,325	$43,987	$1,058,424

Earnings per common share:
Basic	$0.09	$1.75	$0.09	$2.25
Diluted	$0.09	$1.73	$0.09	$2.24

Weighted average shares outstanding:
Basic	497,116	472,998	486,255	470,551
Diluted	500,493	479,906	489,335	475,387

Healthpeak Properties, Inc.
Funds From Operations
 In thousands, except per share data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) applicable to common shares	$43,200	$829,325	$43,987	$1,058,424
Real estate related depreciation and amortization	190,798	130,759	659,989	549,499
Healthpeak's share of real estate related depreciation and amortization from unconsolidated joint ventures	15,151	15,237	60,303	63,967
Noncontrolling interests' share of real estate related depreciation and amortization	(5,128)	(3,828)	(20,054)	(11,795)
Other real estate-related depreciation and amortization	1,357	2,071	6,155	6,977
Loss (gain) on sales of real estate, net	(4,193)	(763,774)	(22,900)	(925,985)
Healthpeak's share of loss (gain) on sales of real estate, net, from unconsolidated joint ventures	(2,118)	—	(2,118)	—
Noncontrolling interests' share of gain (loss) on sales of real estate, net	129	—	335	—
Loss (gain) upon change of control, net(1)	(155,225)	(50,171)	(166,707)	(9,154)
Taxes associated with real estate dispositions	—	2,765	—	3,913
Impairments (recoveries) of depreciable real estate, net(2)	110,284	32,803	221,317	44,343
NAREIT FFO applicable to common shares	194,255	195,187	780,307	780,189
Distributions on dilutive convertible units and other	1,637	—	6,592	—
Diluted NAREIT FFO applicable to common shares	$195,892	$195,187	$786,899	$780,189
Diluted NAREIT FFO per common share	$0.39	$0.41	$1.59	$1.66
Weighted average shares outstanding - diluted NAREIT FFO	506,017	473,289	494,335	470,719
Impact of adjustments to NAREIT FFO:
Transaction-related items	$1,688	$2,416	$15,347	$11,029
Other impairments (recoveries) and losses (gains), net(3)	—	3,277	10,147	7,619
Severance and related charges(4)	—	595	5,063	13,906
Loss on debt extinguishments(5)	22,213	263	58,364	44,162
Litigation costs (recoveries)	29	323	(520)	363
Casualty-related charges (recoveries), net(6)	530	—	(4,106)	—
Foreign currency remeasurement losses (gains)	100	72	(250)	(35)
Total adjustments	24,560	6,946	84,045	77,044
FFO as Adjusted applicable to common shares	218,815	202,133	864,352	857,233
Distributions on dilutive convertible units and other	1,585	(18)	6,396	(198)
Diluted FFO as Adjusted applicable to common shares	$220,400	$202,115	$870,748	$857,035
Diluted FFO as Adjusted per common share	$0.44	$0.43	$1.76	$1.82
Weighted average shares outstanding - diluted FFO as Adjusted	506,017	473,289	494,335	470,719
_______________________________________

(1)
For the three months ended December 31, 2019, primarily relates to the gain related to the deconsolidation of 19 previously consolidated senior housing assets that were contributed into a new unconsolidated joint venture (Sovereign Wealth Fund Senior Housing JV). For the year ended December 31, 2019, also includes the gain related to the acquisition of the outstanding equity interests in a previously unconsolidated senior housing joint venture (Vintage Park). For the three months ended December 31, 2018, represents the gain related to the acquisition of our partner's interests in four previously unconsolidated life science assets. For the year ended December 31, 2018, also includes the loss on consolidation of seven U.K. care homes.

(2)
For the year ended December 31, 2019, includes a $6 million impairment charge related to depreciable real estate held by the CCRC JV, which we recognized in equity income (loss) from unconsolidated joint ventures in the consolidated statement of operations.

(3)
For the year ended December 31, 2019, represents the impairment of 13 senior housing triple-net facilities under direct financing leases recognized as a result of entering into sales agreements. For the year ended December 31, 2018, represents the impairment of an undeveloped life science land parcel classified as held for sale, partially offset by an impairment recovery upon the sale of a mezzanine loan investment in March 2018.

(4)	For the year ended December 31, 2018, primarily relates to the departure of our former Executive Chairman and corporate restructuring activities.

(5)	For all periods presented, represents the premium associated with the prepayment of senior unsecured notes.

(6)
For the three months ended December 31, 2019, represents evacuation costs related to hurricanes. The year ended December 31, 2019 also includes incremental insurance proceeds related to hurricanes in 2017.

Healthpeak Properties, Inc.
Funds Available for Distribution
In thousands
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
FFO as Adjusted applicable to common shares	$218,815	$202,133	$864,352	$857,233
Amortization of deferred compensation(1)	3,177	3,465	14,790	14,714
Amortization of deferred financing costs	2,689	2,851	10,863	12,612
Straight-line rents	(6,259)	(2,251)	(28,451)	(23,138)
FAD capital expenditures	(46,004)	(35,956)	(108,844)	(106,193)
Lease restructure payments	284	294	1,153	1,195
CCRC entrance fees(2)	4,785	4,677	18,856	17,880
Deferred income taxes	(4,909)	(5,993)	(18,972)	(18,744)
Other FAD adjustments(3)	(3,574)	(1,219)	(7,927)	(9,162)
FAD applicable to common shares	169,004	168,001	745,820	746,397
Distributions on dilutive convertible units and other	1,637	—	6,591	—
Diluted FAD applicable to common shares	$170,641	$168,001	$752,411	$746,397
Weighted average shares outstanding - diluted FAD	506,017	473,289	494,335	470,719
 _______________________________________

(1)
Excludes amounts related to the acceleration of deferred compensation for restricted stock units that vested upon the departure of certain former employees, which have already been excluded from FFO as Adjusted in severance and related charges.

(2)	Represents our 49% share of our CCRC JV's non-refundable entrance fees collected in excess of amortization.

(3)
Primarily includes our share of FAD capital expenditures from unconsolidated joint ventures, partially offset by noncontrolling interests' share of FAD capital expenditures from consolidated joint ventures.